Exhibit 23.1

KPMG LLP Chartered Accountants 600 de Maisonneuve Blvd. West Suite 1500 Montréal, Québec H3A 0A3	Telephone (514) 840-2100 Fax (514) 840-2187 Internet www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Quebecor Media Inc.

We consent to the use of our report dated February 10, 2006, except as to note 24 which is dated as of May 4, 2006, with respect to the consolidated balance sheets of Quebecor Media Inc. and its subsidiaries as at December 31, 2004 and 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005 included herein and to the reference to our firm in the “Summary Consolidated Financial Data”, in the “Selected Consolidated Financial Data” and under the heading “Independent Registered Public Accounting Firm”, in this Registration Statement on Form F-4.

/s/ KPMG llp

Chartered Accountants

Montreal, Canada
June 1, 2006

KPMG llp, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.